Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 28, 2026
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 2nd QUARTER 2026.

Columbus, Ohio – July 28, 2026 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•
Net income for Q2 2026 was $5.9 million ($0.90 per diluted common share), which included $944,000 of Provision expense. This represents an 18% increase in net income over Q1 2026.
•
Pre-provision, pre-tax net revenue (PPNR) for Q2 2026 was $8.2 million, which represents a 26% increase over Q1 2026.
•
Return on Average Equity (ROE) was 12.31% for Q2 2026, while Return on Average Assets (ROA) was 1.11%.
•
Net Interest Margin (NIM) was 2.93%, an increase of 24bps when compared to the prior quarter.
•
Noninterest income increased $214,000, or 14%, when compared to Q1 2026. This was driven by a $184,000 increase in Swap Fees and a $78,000 increase in Customer Fees, including Treasury Management products and services.
•
Commercial Loan Fundings of $135 million in Q2, resulting in Net Commercial Loan growth of $52 million for the quarter.
•
Noninterest bearing (NIB) deposit balances grew by $33 million, or 14% during the quarter, with total Core Deposits (excluding brokered deposits) increasing $91 million, or 6%.
•
Book value per share increased to $29.04 as of June 30, 2026.
•
Efficiency Ratio improved to 50.4% compared to 56.1% for the prior quarter.
•
CFBank’s capital position remains strong with a Tier 1 Leverage Ratio of 11.64% and a Total Capital Ratio of 14.76%.

Recent Developments

•
On July 1, 2026, the Company’s Board of Directors declared a cash dividend of $0.09 per share on its Common Stock and a corresponding cash dividend of $9.00 per share on its Series D Preferred Stock. The dividend was paid on July 21, 2026 to shareholders of record as of the close of business on July 13, 2026.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented “Q2 Consolidated Net Earnings of $5.9 million includes nearly $1 million ($944,000) of Provision Expense. This represents an 18% increase in net Earnings vs. our First quarter results.

We expect increasing Size & Scale supported by our strong Commercial Loan Pipelines to be further accretive to Core Earnings during the Second half of 2026.

Success with expanding our Commercial Banking Regional Teams throughout our Footprint, is resulting in expanded Business Banking opportunities and strong pipelines.

We feel well positioned to sustain Commercial Loan Yields through effective use of loan rate floors. Additionally, Commercial loan Swaps (up $184,000 for the second quarter) are providing lift to non-interest Fee Income. Expansion of our Residential Mortgage salable loan volumes and business is on a trajectory which is likely to provide added Fee income contribution during the second half of the year.

NIM is expected to remain a challenge. In response, our Treasury Management group is concentrating on sourcing low-cost deposits from businesses and industries that manage large deposits.

We have begun responding to increasingly Competitive Market Loan Pricing by setting corresponding deposit level requirements with our Borrowers.

Also, we continually are improving the quality of our Balance Sheet by scaling the size of the Commercial Bank, while simultaneously reducing low-rate loans in our residential Mortgage Portfolio. Funding these low-rate Residential Mortgage loans increases our incremental Cost of Funds. NIB Deposits were approximately 20% of Commercial Loans at June 30, 2026.

Our Bests are yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added “We are seeing positive Earnings Performance as we add Size & Scale to our Commercial Bank.”

Overview of Results

Net income for the three months ended June 30, 2026 totaled $5.9 million (or $0.90 per diluted common share) compared to net income of $5.0 million (or $0.77 per diluted common share) for the three months ended March 31, 2026 and net income of $5.0 million (or $0.77 per diluted common share) for the three months ended June 30, 2025. PPNR for the three months ended June 30, 2026 was $8.2 million compared to PPNR of $6.5 million for the three months ended March 31, 2026 and PPNR of $7.8 million for the three months ended June 30, 2025.

Net income for the six months ended June 30, 2026 totaled $10.9 million (or $1.67 per diluted common share) compared to net income of $9.5 million (or $1.45 per diluted common share) for the six months ended June 30, 2025. PPNR for the six months ended June 30, 2026 was $14.7 million compared to PPNR of $14.0 million for the six months ended June 30, 2025.

Net Interest Income and Net Interest Margin

Net interest income totaled $14.8 million for the quarter ended June 30, 2026 and increased $1.5 million, or 11.4%, compared to $13.3 million for the prior quarter, and increased $843,000, or 6.0%, compared to $14.0 million for the second quarter of 2025.

The increase in net interest income compared to the prior quarter was primarily due to a $1.9 million, or 6.7%, increase in interest income, partially offset by a $368,000, or 2.5%, increase in interest expense. The increase in interest income was primarily attributed to a 25bps increase in the average yield on interest-earning assets, coupled with a $44.9 million, or 2.3%, increase in average interest-earning assets outstanding. During the quarter ended June 30, 2026, the early payoff of a commercial loan in the normal course of business resulted in $370,000 of prepayment penalty fee income, which in turn positively impacted NIM by 7bps for the quarter. The increase in interest expense when compared to the prior quarter was attributed to a 15bps increase in the average rate on interest-bearing liabilities, partially offset by a $26.6 million, or 1.6%, decrease in average interest-bearing liabilities. The net interest margin of 2.93% for the quarter ended June 30, 2026 increased 24bps compared to the net interest margin of 2.69% for the prior quarter.

The increase in net interest income compared to the second quarter of 2025 was primarily due to a $1.2 million, or 7.2%, decrease in interest expense, partially offset by a $337,000, or 1.1%, decrease in interest income. The decrease in interest expense was primarily attributed to a 37bps decrease in the average rate on interest-bearing liabilities, partially offset by a $30.6 million, or 2.0%, increase in average interest-bearing liabilities. The decrease in interest income was primarily attributed to a 21bps decrease in the average yield on interest-earning assets, partially offset by a $48.5 million, or 2.5%, increase in average interest-earning assets outstanding. The net interest margin of 2.93% for the quarter ended June 30, 2026 increased 10bps compared to the net interest margin of 2.83% for the second quarter of 2025.

Noninterest Income

Noninterest income for the three months ended June 30, 2026 totaled $1.7 million and increased $214,000, or 14.4%, compared to $1.5 million for the prior quarter. The increase was primarily related to a $184,000 increase in swap fee income.

Noninterest income for the three months ended June 30, 2026 increased $121,000, or 7.7%, compared to $1.6 million for the three months ended June 30, 2025. The increase was primarily related to a $196,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended June 30, 2026, March 31, 2026, and June 30, 2025 (in thousands).

	Three Months ended
	June 30, 2026	March 31, 2026	June 30, 2025
Notional amount of loans sold	$15,702	$13,481	$14,023

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2026 totaled $8.3 million and increased $27,000, or 0.3%, compared to $8.3 million for the prior quarter, and increased $584,000, or 7.5%, compared to $7.8 million for the quarter ended June 30, 2025. The increase in noninterest expense when compared to the second quarter of 2025 was primarily due to a $371,000 increase in salaries and benefits, coupled with a $165,000 increase in other noninterest expense. The increase in salaries and benefits was primarily due to an increase in incentive compensation expense while the increase in other noninterest expense was primarily the result of a $90,000 loss on the disposal of assets from the closure of our Ohio City branch.

Income Tax Expense

Income tax expense was $1.4 million for the quarter ended June 30, 2026 (effective tax rate of 18.6%), compared to $868,000 for the prior quarter (effective tax rate of 14.7%) and $1.4 million for the quarter ended June 30, 2025 (effective tax rate of 21.3%).

Loans and Loans Held For Sale

Gross loans and leases totaled $1.8 billion at June 30, 2026 and increased $38.1 million, or 2.1%, from the prior quarter and increased $61.5 million, or 3.5%, from December 31, 2025. The increase in loans and leases balances from the prior quarter was primarily due to a $52.9 million increase in commercial real estate loan balances and a $1.6 million increase in commercial and industrial (C&I) loan balances, partially offset by a $10.9 million decrease in single-family residential loan balances, a $3.1 million decrease in home equity lines of credit loan balances, and a $2.1 million decrease in construction loan balances.

The increase in loans and leases balances when compared to December 31, 2025 was primarily due to a $69.9 million increase in commercial real estate loan balances, a $10.4 million increase in commercial and industrial (C&I) loan balances, and a $6.1 million increase in construction loan balances, partially offset by a $21.4 million decrease in single-family residential loan balances and a $3.7 million decrease in home equity lines of credit loan balances.

The following table presents the principal balance outstanding of loans and leases for certain non-owner-occupied loan types (in thousands).

	June 30, 2026	March 31, 2026
Construction – 1-4 family*	$14,210	$14,798
Construction – Multi-family*	175,814	179,490
Construction – Non-residential*	24,641	23,273
Hotel/Motel	11,295	11,374
Industrial / Warehouse	85,307	65,642
Land/Land Development	37,447	38,952
Medical/Healthcare/Senior Housing	1,256	1,293
Multi-family	244,075	227,602
Office	39,295	39,479
Retail	124,978	117,519
Other	11,769	11,931

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $20.8 million, or 1.15% of total loans at June 30, 2026, an increase of $522,000 from $20.3 million at March 31, 2026 and an increase of $5.5 million from $15.3 million at December 31, 2025. The increase in nonperforming loans when compared to December 31, 2025 included the addition of one non-core (non-customer) C&I loan for $5.0 million. Of the $20.8 million of nonaccrual loans at June 30, 2026, $5.1 million was guaranteed by the SBA.

Loans 30 days or more past due totaled $20.4 million at June 30, 2026, compared to $17.5 million at March 31, 2026 and $12.9 million at December 31, 2025. The increase in loans 30 days or more past due when compared to the previous quarter was primarily due to a $2.7 million C&I loan.

The allowance for credit losses on loans and leases totaled $19.4 million at June 30, 2026, compared to $18.6 million at March 31, 2026 and $17.7 million at December 31, 2025. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.07% at June 30, 2026 compared to 1.05% at March 31, 2026 and 1.01% at December 31, 2025.

There was $944,000 in provision for credit losses expense for the quarter ended June 30, 2026, compared to $604,000 for the quarter ended March 31, 2026 and $1.4 million for the quarter ended June 30, 2025. Net recoveries for the quarter ended June 30, 2026 totaled $105,000, compared to net charge-offs of $16,000 for the prior quarter and net charge-offs of $51,000 for the quarter ended June 30, 2025.

Deposits

Deposits totaled $1.8 billion at June 30, 2026, an increase of $19.2 million, or 1.1%, from March 31, 2026, and an increase of $48.0 million, or 2.7%, from December 31, 2025. The increase when compared to the prior quarter was primarily due to a $33.0 million increase in noninterest-bearing account balances, partially offset by a $13.8 million decrease in interest-bearing account balances. The increase when compared to December 31, 2025 was primarily due to a $59.9 million increase in interest-bearing account balances, partially offset by a $11.9 million decrease in noninterest-bearing accounts balances.

At June 30, 2026, approximately 32.0% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.8% at March 31, 2026 and approximately 29.5% at December 31, 2025.

Borrowings

FHLB advances and other debt totaled $99.2 million at June 30, 2026, compared to $101.0 million at March 31, 2026 and at December 31, 2025. The decrease was primarily due to a $1.8 million decrease in the outstanding balance on the holding company credit facility.

Capital

Stockholders’ equity totaled $194.3 million at June 30, 2026, an increase of $5.4 million, or 2.9%, when compared to $189.0 million at March 31 2026, and an increase of $9.9 million, or 5.4%, from $184.4 million at December 31, 2025. The increase in total stockholders’ equity during the three months ended June 30, 2026 was primarily attributed to net income, partially offset by $586,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). PPNR is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-GAAP financial measure because it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers.

Disclosures of non-GAAP financial measures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a bank holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2025.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2026	2025	% change	2026	2025	% change
Total interest income	$30,022	$30,359	-1%	$58,152	$59,559	-2%
Total interest expense	15,178	16,358	-7%	29,988	32,649	-8%
Net interest income	14,844	14,001	6%	28,164	26,910	5%

Provision for credit losses
Provision for credit losses-loans	689	1,370	-50%	1,668	1,722	-3%
Provision for credit losses-unfunded commitments	255	57	347%	(120)	287	-142%
	944	1,427	-34%	1,548	2,009	-23%
Net interest income after provision for credit losses	13,900	12,574	11%	26,616	24,901	7%

Noninterest income
Service charges on deposit accounts	917	721	27%	1,756	1,388	27%
Net gain on sales of residential mortgage loans	150	206	-27%	295	320	-8%
Net loss on sales of commercial loans	—	—	n/m	-	(18)	n/m
Net loss on sale of equity security	—	—	n/m	-	(103)	n/m
Swap fee income	214	196	9%	244	196	24%
Other	420	457	-8%	893	1,003	-11%
Noninterest income	1,701	1,580	8%	3,188	2,786	14%

Noninterest expense
Salaries and employee benefits	4,325	3,954	9%	8,653	8,137	6%
Occupancy and equipment	398	417	-5%	825	851	-3%
Data processing	776	683	14%	1,545	1,357	14%
Franchise and other taxes	385	304	27%	771	607	27%
Professional fees	849	899	-6%	1,668	1,686	-1%
Director fees	193	180	7%	360	357	1%
Postage, printing, and supplies	34	46	-26%	82	95	-14%
Advertising and marketing	127	84	51%	463	128	262%
Telephone	44	43	2%	89	98	-9%
Loan expenses	206	196	5%	404	521	-22%
Foreclosed assets, net	1	3	-67%	5	4	25%
Depreciation	118	118	0%	241	236	2%
FDIC premiums	436	534	-18%	821	1,080	-24%
Regulatory assessment	45	64	-30%	90	129	-30%
Other insurance	57	50	14%	107	96	11%
Other	344	179	92%	525	326	61%
Noninterest expense	8,338	7,754	8%	16,649	15,708	6%

Income before income taxes	7,263	6,400	13%	13,155	11,979	10%
Income tax expense	1,351	1,365	-1%	2,219	2,514	-12%
Net income	5,912	5,035	17%	10,936	9,465	16%
Earnings allocated to participating securities (Series D preferred stock)	(181)	(155)	n/m	(337)	(292)	n/m
Net Income attributable to common stockholders	$5,731	$4,880	17%	$10,599	$9,173	16%

Share Data
Basic earnings per common share	$0.91	$0.77		$1.68	$1.46
Diluted earnings per common share	$0.90	$0.77		$1.67	$1.45

Average common shares outstanding - basic	6,320,561	6,300,427		6,303,523	6,293,078
Average common shares outstanding - diluted	6,363,549	6,344,833		6,335,904	6,315,281

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2026	2026	2025	2025	2025
Assets
Cash and cash equivalents	$253,103	$267,759	$258,972	$272,361	$275,684
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	17,223	17,395	17,496	9,199	8,996
Loans held for sale	4,392	3,634	5,611	2,484	1,613
Loans and leases	1,818,020	1,779,903	1,756,532	1,745,125	1,773,930
Less allowance for credit losses on loans and leases	(19,436)	(18,641)	(17,678)	(16,841)	(19,122)
Loans and leases, net	1,798,584	1,761,262	1,738,854	1,728,284	1,754,808
FHLB and FRB stock	8,375	8,364	8,354	8,343	8,031
Foreclosed assets, net	—	—	—	—	524
Premises and equipment, net	3,372	3,533	3,547	3,616	3,469
Operating lease right of use assets	5,693	5,859	5,680	5,848	5,760
Bank owned life insurance	28,546	28,294	28,049	27,810	27,573
Accrued interest receivable and other assets	50,198	49,576	50,658	52,972	46,979
Total assets	$2,169,586	$2,145,776	$2,117,321	$2,111,017	$2,133,537

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$273,625	$240,645	$285,523	$277,629	$296,348
Interest bearing	1,555,031	1,568,797	1,495,166	1,500,977	1,513,500
Total deposits	1,828,656	1,809,442	1,780,689	1,778,606	1,809,848
FHLB advances and other debt	99,231	100,973	100,964	100,956	100,947
Advances by borrowers for taxes and insurance	2,354	1,292	2,523	1,479	374
Operating lease liabilities	5,917	6,071	5,878	6,033	5,932
Accrued interest payable and other liabilities	24,034	23,995	27,802	29,623	24,394
Subordinated debentures	15,058	15,048	15,039	15,029	15,019
Total liabilities	1,975,250	1,956,821	1,932,895	1,931,726	1,956,514

Stockholders' equity	194,336	188,955	184,426	179,291	177,023
Total liabilities and stockholders' equity	$2,169,586	$2,145,776	$2,117,321	$2,111,017	$2,133,537

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$17,396	$175	3.62%	$17,523	$187	3.89%	$8,830	$40	1.45%
Loans and leases and loans held for sale (3)	1,764,433	27,510	6.24%	1,738,056	25,809	5.94%	1,760,308	27,907	6.34%
Other earning assets	236,107	2,196	3.72%	217,500	1,992	3.66%	200,614	2,259	4.50%
FHLB and FRB stock	8,368	141	6.74%	8,358	142	6.80%	8,028	153	7.62%
Total interest-earning assets	2,026,304	30,022	5.92%	1,981,437	28,130	5.67%	1,977,780	30,359	6.13%
Noninterest-earning assets	102,344			100,204			97,153
Total assets	$2,128,648			$2,081,641			$2,074,933

Interest-bearing liabilities:
Deposits	$1,487,547	$13,812	3.71%	$1,513,330	$13,484	3.56%	$1,464,909	$15,186	4.15%
FHLB advances and other borrowings	115,223	1,366	4.74%	116,014	1,326	4.57%	107,248	1,172	4.37%
Total interest-bearing liabilities	1,602,770	15,178	3.79%	1,629,344	14,810	3.64%	1,572,157	16,358	4.16%

Noninterest-bearing liabilities	333,819			265,120			327,187
Total liabilities	1,936,589			1,894,464			1,899,344

Equity	192,059			187,177			175,589
Total liabilities and equity	$2,128,648			$2,081,641			$2,074,933

Net interest-earning assets	$423,534			$352,093			$405,623
Net interest income/interest rate spread		$14,844	2.13%		$13,320	2.03%		$14,001	1.97%
Net interest margin			2.93%			2.69%			2.83%
Average interest-earning assets
to average interest-bearing liabilities	126.43%			121.61%			125.80%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended					Six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2026	2026	2025	2025	2025	2026	2025
Earnings and Dividends
Net interest income	$14,844	$13,320	$14,323	$13,790	$14,001	$28,164	$26,910
Provision for credit losses	$944	$604	$1,169	$5,069	$1,427	$1,548	$2,009
Noninterest income	$1,701	$1,487	$1,423	$1,718	$1,580	$3,188	$2,786
Noninterest expense	$8,338	$8,311	$7,742	$7,726	$7,754	$16,649	$15,708
Net income	$5,912	$5,024	$5,736	$2,340	$5,035	$10,936	$9,465
Basic earnings per common share	$0.91	$0.77	$0.88	$0.36	$0.77	$1.68	$1.46
Diluted earnings per common share	$0.90	$0.77	$0.88	$0.36	$0.77	$1.67	$1.45
Dividends declared per share	$0.09	$0.09	$0.08	$0.08	$0.07	$0.18	$0.14

Performance Ratios (annualized)
Return on average assets	1.11%	0.97%	1.09%	0.45%	0.97%	1.04%	0.92%
Return on average equity	12.31%	10.74%	12.59%	5.20%	11.47%	11.53%	10.93%
Average yield on interest-earning assets	5.92%	5.67%	5.98%	6.08%	6.13%	5.80%	6.05%
Average rate paid on interest-bearing liabilities	3.79%	3.64%	3.91%	4.12%	4.16%	3.77%	4.15%
Average interest rate spread	2.13%	2.03%	2.07%	1.96%	1.97%	2.03%	1.90%
Net interest margin, fully taxable equivalent	2.93%	2.69%	2.85%	2.76%	2.83%	2.81%	2.74%
Efficiency ratio (3)	50.40%	56.13%	49.17%	49.82%	49.77%	53.10%	52.90%
Noninterest expense to average assets	1.57%	1.60%	1.47%	1.47%	1.49%	1.58%	1.52%

Capital
Tier 1 capital leverage ratio (1)	11.64%	11.76%	11.40%	11.19%	11.20%	11.64%	11.20%
Total risk-based capital ratio (1)	14.76%	15.15%	15.02%	14.88%	14.69%	14.76%	14.69%
Tier 1 risk-based capital ratio (1)	13.55%	13.95%	13.85%	13.74%	13.45%	13.55%	13.45%
Common equity tier 1 capital to risk weighted assets (1)	13.55%	13.95%	13.85%	13.74%	13.45%	13.55%	13.45%
Equity to total assets at end of period	8.96%	8.81%	8.71%	8.49%	8.30%	8.96%	8.30%
Book value per common share	$29.04	$28.20	$27.87	$26.99	$26.63	$29.04	$26.63
Tangible book value per common share (2)	$29.04	$28.20	$27.87	$26.99	$26.63	$29.04	$26.63
Period-end market value per common share	$32.77	$27.91	$24.95	$23.95	$23.97	$32.77	$23.97
Period-end common shares outstanding	6,492,212	6,499,617	6,418,349	6,443,775	6,447,692	6,492,212	6,447,692
Average basic common shares outstanding	6,320,561	6,286,297	6,281,531	6,292,698	6,300,427	6,303,523	6,293,078
Average diluted common shares outstanding	6,363,549	6,308,071	6,350,488	6,346,243	6,344,833	6,335,904	6,315,281
Asset Quality
Nonperforming loans	$20,835	$20,313	$15,329	$10,034	$16,632	$20,835	$16,632
Nonperforming loans to total loans	1.15%	1.14%	0.87%	0.57%	0.94%	1.15%	0.94%
Nonperforming assets to total assets	0.96%	0.95%	0.72%	0.48%	0.80%	0.96%	0.80%
Allowance for credit losses on loans and leases to total loans and leases	1.07%	1.05%	1.01%	0.97%	1.08%	1.07%	1.08%
Allowance for credit losses on loans and leases to nonperforming loans and leases	93.29%	91.77%	115.32%	167.84%	114.97%	93.29%	114.97%
Net charge-offs (recoveries)	$(106)	$16	$131	$7,099	$51	$(90)	$74
Annualized net charge-offs (recoveries) to average loans	(0.02%)	0.00%	0.03%	1.62%	0.01%	(0.01%)	0.01%

Average Balances
Loans	$1,778,891	$1,753,016	$1,739,982	$1,750,950	$1,775,865	$1,747,429	$1,769,879
Assets	$2,128,648	$2,081,641	$2,110,826	$2,101,048	$2,074,933	$2,105,274	$2,064,049
Stockholders' equity	$192,059	$187,177	$182,312	$179,867	$175,589	$189,632	$173,234

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

GAAP TO NON-GAAP RECONCILIATION

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income	$5,912	$5,024	$5,035	$10,936	$9,465
Add: Provision for credit losses	944	604	1,427	1,548	2,009
Add: Income tax expense	1,351	868	1,365	2,219	2,514
Pre-provision, pre-tax net revenue	$8,207	$6,496	$7,827	$14,703	$13,988